SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   iVoice, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                                     52-1750786
(State or other jurisdiction of             (I.R.S. Employer identification No.)
 incorporation or
organization)

                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700
                    (Address of principal executive offices)

              Individual Plan for Bristol Townsend Associates, Inc.
                              (Full title of plan)

            Jerome R. Mahoney, President and Chief Executive Officer
                                  iVoice, Inc.
                                 750 Highway 34
                            Matawan, New Jersey 07747

                     (Name and address of agent for service)

                                 (732) 441-7700
          (Telephone number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of                        Proposed maximum  Proposed maximum    Amount of
Securities        Amount to be  offering price   Aggregate offering Registration
to be registered    registered  per share         Price                      fee
================================================================================
Class A Common
Stock ($.001 par
value)             23,000,000      $0.0013                 $29,900         $2.75
================================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on October 8, 2002.




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                                     PART I

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*


*Information required by Part 1 to be contained in the Section10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by iVoice, Inc.(the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) The Registrant's Form 10-KSB filed on March 27, 2002 for the year ended December 31, 2001, the Registrant's Amendment No.1 to its Registration Statement filed on Form SB-2 August 8, 2002, and the Registrant's Quarterly Reports on Form 10-QSB, filed on May 14, 2002 for the quarter ended March 31, 2002 and August 14, 2002, for the quarter ended June 30, 2002; and

(b) any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

Pursuant to our certificate of incorporation, as amended, the Company is authorized to issue 600,000,000 shares of Class A common stock, par value $0.001 per share.

Class A Common Stock

Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable


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future. We anticipate that any earnings generated from operations will be used to finance our growth.

A total of 230,822,928 shares of Class A common stock were issued and 230,222,928 shares were outstanding as of September 30, 2002.

There are no cumulative voting rights with respect to election of directors, so holders of more than 50% of the outstanding shares of Class A common stock can elect all of the directors if they choose to do so.

The total number of shares of the Class A common stock of iVoice, Inc. to be registered is 23,000,000.

Statutory Provisions Under Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "interested stockholder") may not engage in certain "business combinations" with the corporation for a period of three years, subsequent to the date on which the stockholder became an interested stockholder unless (i) prior to such date the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or (ii) upon consummation of the business combination, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

These provisions could have the effect of delaying, deferring or preventing a change of control. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither our certificate of incorporation nor our bylaws currently exclude us from the restrictions imposed by Section 203.

The Delaware General Corporation Law permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or


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knowing violation of law, and improper personal benefit. Our certificate of incorporation exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified


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party may be  entitled;  that  indemnification  provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

Article V of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

Additionally, as permitted by the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement Bristol Townsend Associates, Inc.

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Attorney (contained in Exhibit 5.1)

     23.2      Consent of Independent Auditors.


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


Item 9.   Undertakings

(a) The undersigned registrant hereby undertakes:

      (1) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, State of New Jersey, on October 10, 2002.

                               iVoice, Inc.

                               By:  /s/  JEROME R. MAHONEY
                                    ----------------------------------
                               Jerome R. Mahoney, President and
                               Chief Executive Officer



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


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacity and on the date indicated.

Signature                                    Title                        Date
- ----------                                 -----                        ----

/s/ JEROME R. MAHONEY
- ---------------------
Jerome R. Mahoney            President, Chief                    October 9, 2002
                        Executive Officer, Sole Director





                                INDEX TO EXHIBITS

     Exhibit
     No.                 Description
     ---                    -----------

     4.1       Consulting Agreement for Bristol Townsend Associates, Inc.

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Attorney (contained in Exhibit 5.1)

     23.2     Consent of Independent Auditors



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                                                                    Exhibit 4.1


                              CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is entered into effective the 26th day of September, 2002 by and between Bristol Townsend Advisors, Inc., ("Consultant") and iVoice, Inc. ("Company").

     WHEREAS, Consultant is an independent contractor; and

     WHEREAS, the Company desires to engage Consultant and Consultant desires to provide specified general business consulting services not in connection with fund raising activities to the Company on and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency are acknowledged, the parties agree as follows:

     1. Engagement. The Company engages Consultant and Consultant accepts the engagement from the Company to perform new technology development for the Company, and such other services as enumerated in Paragraph 2 herein, upon the terms and conditions of this Agreement.

     2. Scope of Engagement. Consultant agrees to devote its good faith diligent efforts to render the following services for the Company:

     (a) Screen compatible technologies using patent files and contacts with industry sources.

     (b)  Evaluate compatible technologies for the Company.

     (c) Facilitate meetings with patent owners or license holders of potential technology acquisition candidates.

     (d) The implementation of short-range and long-range strategic planning to develop and enhance the Company's products and services;

     (e) Develop and assist in the implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

     (f) Advise the Company relative to the recruitment and employment of marketing and sales personnel consistent with the growth of operations of the Company;

     (g) The identification, evaluation, structuring, negotiating and closing of strategic alliances.


     3. Term of Engagement. This Agreement shall remain in effect for three months from the effective date, unless terminated for cause by prior written notice.

     4. Compensation. Consultant shall be paid the following compensation:

     (a) Fee. $29,900, payable in 23,000,000 shares of common stock of the Company. The shares shall be registered, pursuant to a registration statement


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filed with the Securities and Exchange Commission, fully paid, non-assessable, and freely trade-able.

     (b) Expense Reimbursement. The Company shall pay all expenses incurred by the Consultant in the performance of its duties, provided, however, that such expenses have been pre-approved by the Company prior to their being incurred.

     5. Subcontractors. Consultant may, from time to time, engage other third parties to assist it in the performance of its duties to the Company. In the event that Consultant does in fact retain such subcontractors, Consultant shall be solely responsible for any compensation due to such subcontractors. Consultant envisions that payments to such subcontractors, if any, would take the form of Company stock as issued pursuant to this agreement. However, whether consultant retains such subcontractors or not, the Company shall not be obliged to pay any money nor issue any further shares to such subcontractors other than those shares issued to Consultant as described in section 4 (a) herein.

     5. Termination. This Agreement may be terminated for cause by prior notice given by either party.

     6. Independent Contractor. Consultant is an independent contractor and not an employee, partner, joint venturer or other representative of the Company. Consultant shall have no right or authority to bind the Company to any agreement or transaction. Consultant is not under the direct or indirect control of the Company. All references in the Agreement to "Consultant" include the Consultant and Consultant's directors, officers, employees and affiliates.

     7. Indemnification. The Company shall indemnify and hold the Consultant harmless against any and all loss, liability, claim, damage, and expense whatsoever (including attorneys' fees) arising out of or based upon a breach by the Company of any warranty, representation, or agreement in this Agreement.

     8. Assignment. Shares issued to Consultant pursuant to this agreement shall be assignable at will by consultant.

      9. Miscellaneous.

     (a) Notices. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. Mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

     (b) Entire Agreement. This document constitutes the complete and entire consultant's agreement between the parties hereto with reference to the subject matters hereof only. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof. Any other agreements between the parties outside the scope of this agreement shall remain in full force and effect.


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     (c) Headings. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

     (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

     (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

     (f) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

     (g) Applicable Law. This Agreement shall be governed by and construed in accordance with New Jersey law.

     (h) Resolution of Disputes. The parties agree to resolve all disputes arising under or in connection with this Agreement by final and binding arbitration, which either party may initiate 60 days after the parties have failed to reach a mutually acceptable agreement after negotiating in good faith to do so. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, held in Newark, NJ

     (i) Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

     (j) Cumulative Remedies. The remedies of the parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity.

     (k) Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     (l) Waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.


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     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 26th day of September, 2002.


BRISTOL TOWNSEND ADVISORS, INC.             iVOICE, INC.



___/s/ Mark Meller_____________             ___/s/ Jerry Mahoney_____________
BY:  Mark Meller                            BY:  Jerry Mahoney
President                                   Chief Executive Officer


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                                                                    Exhibit 5.1



                                                               October 10, 2002


iVoice, Inc.
750 Route 24
Matawan, New Jersey  07747

Ladies and Gentlemen:

         In connection with the registration of up to 23,000,000 shares (the "Shares") of Class A common stock, par value $0.001, of iVoice, Inc., a Delaware corporation (the "Company"), on the registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), you have requested our opinion with respect to the matters set forth below.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity of the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

         Based on the foregoing, it is our opinion that, when sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the


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Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.



                                      Very truly yours,


                                      /s/ McCarter & English, LLP
                                      McCarter & English, LLP


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                                                                    Exhibit 23.2


                          Mendlowitz Weitsen, LLP, CPAs
               K2 Brier Hill Court, East Brunswick, NJ 08816-3341
            Tel: 732.613.9700 Fax: 732.613.9705 E-mail: mw@MWLLP.com






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement of iVoice, Inc. on Form S-8 dated October 10, 2002, of our report dated February 11, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of iVoice, Inc. for the year ended December 31, 2001.




                                                       MENDLOWITZ WEITSEN, LLP
East Brunswick, New Jersey
October 10, 2002






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